Exhibit 99.1

Investor Contact:	March 5, 2004
Steve Belgrad, 303-394-7706

Media Contact:
Blair Johnson, 720-210-1439
Shelley Peterson, 303-316-5625

JANUS ANNOUNCES FEBRUARY ASSETS UNDER MANAGEMENT

Executives to Speak at Investor Conference

DENVER - For the month ending February 29, 2004, Janus Capital Group Inc. (NYSE: JNS) reported total assets under management of approximately $147.5 billion, which is down 0.9% from the prior month’s assets of $148.8 billion. Firmwide average assets under management during February were approximately $148.6 billion compared with January’s average assets of $151.8 billion, a 2.1% decrease.

The combination of market appreciation and decreased net outflows resulted in only a slight decline in long-term (non-money market) assets over the prior month. Long-term assets were approximately $134.0 billion at the end of February versus $134.6 billion at the end of January, a decrease of 0.4%. Long-term average assets in February were $135.4 billion, which is down 0.7% from January’s long-term average assets of $136.4 billion. Excluding money market funds, net outflows for the month of February were $2.0 billion compared to net outflows of $3.1 billion in the month of January.

As discussed in our fourth quarter earnings call, year-end is a period of client re-evaluation for Janus’ Institutional Clients. Janus’ Institutional Clients, excluding INTECH, represented $74.9 billion of long-term assets under management at December 31, 2003 and represent the insurance, defined contribution, separately managed and subadvised channels. These channels are included in the Third-party Administrator/Adviser-assisted and Private / Subadvised distribution segments. During the past three months, Janus’ reported outflows have reflected $1.8 billion of gross redemptions related to re-evaluations by Janus’ Institutional Clients ($0.6 billion in December, $0.7 billion in January, and $0.5 billion in February). However, there is often a lag for institutional clients between notification of an intent to withdraw assets and the actual outflow.

Based on notifications received through the end of February, we estimate that over the next three months Janus’ Institutional Clients will withdraw an additional $4.5 billion of assets ($0.7 billion in March, $1.3 billion in April, and $2.5 billion in May). Approximately 80% of these redemptions are expected in the subadvised channel, and over 40% of withdrawals in this channel are from a single client who has decided to move a significant portion of the management of their assets in-house. While some clients continue the year-end re-evaluation process, we believe that these prospective outflows represent the substantial impact from the year-end review process.

As a result of the notification to withdraw the aforementioned assets by certain sub-advised accounts, Janus expects to record a write-down of intangible assets totaling approximately $14 million in the first quarter of 2004. After this impairment, the remaining value allocated to subadvised accounts will be approximately $28 million. To the extent that additional subadvised accounts notify us of withdrawals, Janus will recognize additional impairments equal to the unamortized value of the lost accounts.

Partially offsetting these prospective outflows, the INTECH products continue to show strength, and we have received notification of INTECH inflows (mandated but not yet funded) of approximately $1.7 billion during the next three months.

Consistent with our effort to increase transparency into the year-end re-evaluation process, we have attached an exhibit that breaks out assets and flows by investment discipline for December, January and February.

Executives to Speak at Conference

Two top executives of Janus Capital Group — Chief Operating Officer Girard Miller and Chief Financial Officer Loren Starr — are scheduled to speak at the JPMorgan Small Cap Conference in Denver on Friday, March 12 at 11:30 a.m. MST / 1:30 p.m. EST.

Presentation materials will be available on the Janus Capital Group Investor Relations site at http://ir.janus.com/ beginning at 11:00 a.m. MST on March 12. The audio from their presentation will be broadcast live on the conference Web site address:

https://events.jpmorgan.com/smallcap04

Any questions concerning the presentation should be directed to Janus’ Corporate Communications department at 800-628-1577.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Outside the U.S. it has offices in London, Hong Kong, Tokyo, and Milan.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners, Inc. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

# # #

This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

For a prospectus containing more information, including charges, risks and expenses, please call Janus at 1-800-525-3713 or download the file from janus.com. Read it carefully before you invest or send money.

Funds distributed by Janus Distributors LLC (3/04)

Exhibit 1

JANUS CAPITAL GROUP INC.
ASSET FLOWS BY INVESTMENT DISCIPLINE
(dollars in billions)

	One Month Ended
	December 31, 2003	January 31, 2004	February 29, 2004
Growth Equity
Beginning of period assets	$84.2	$84.9	$83.9
Sales	0.9	1.1	0.7
Redemptions	4.1	3.6	2.6

Net Sales (redemptions)	(3.2)	(2.5)	(1.9)
Market appreciation (depreciation)	3.9	1.5	0.4

End of period assets	$84.9	$83.9	$82.4

Mathematical/Quantitative
Beginning of period assets	$12.8	$14.3	$14.7
Sales	1.1	0.4	0.5
Redemptions	0.1	0.4	0.1

Net Sales (redemptions)	1.0	0.0	0.4
Market appreciation (depreciation)	0.5	0.4	0.3

End of period assets	$14.3	$14.7	$15.4

Fixed Income
Beginning of period assets	$7.3	$7.3	$6.9
Sales	0.2	0.2	0.2
Redemptions	0.6	0.3	0.3

Net Sales (redemptions)	(0.4)	(0.1)	(0.1)
Market appreciation (depreciation)	0.4	(0.3)	0.0

End of period assets	$7.3	$6.9	$6.8

Core/Blend
Beginning of period assets	$20.5	$20.8	$20.5
Sales	0.2	0.3	0.2
Redemptions	0.8	0.8	0.5

Net Sales (redemptions)	(0.6)	(0.5)	(0.3)
Market appreciation (depreciation)	0.9	0.2	0.2

End of period assets	$20.8	$20.5	$20.4

Value
Beginning of period assets	$8.0	$8.4	$8.6
Sales	0.3	0.4	0.3
Redemptions	0.2	0.4	0.4

Net Sales (redemptions)	0.1	0.0	(0.1)
Market appreciation (depreciation)	0.3	0.2	0.5

End of period assets	$8.4	$8.6	$9.0

Money Market
Beginning of period assets	$14.7	$15.8	$14.2
Sales	13.9	10.8	8.3
Redemptions	12.8	12.4	9.0

Net Sales (redemptions)	1.1	(1.6)	(0.7)
Market appreciation (depreciation)	0.0	0.0	0.0

End of period assets	$15.8	$14.2	$13.5

Total
Beginning of period assets	$147.5	$151.5	$148.8
Sales	16.6	13.2	10.2
Redemptions	18.6	17.9	12.9

Net Sales (redemptions)	(2.0)	(4.7)	(2.7)
Market appreciation (depreciation)	6.0	2.0	1.4

End of period assets	$151.5	$148.8	$147.5

Total Excluding Money Markets
Beginning of period assets	$132.8	$135.7	$134.6
Sales	2.7	2.4	1.9
Redemptions	5.8	5.5	3.9

Net Sales (redemptions)	(3.1)	(3.1)	(2.0)
Market appreciation (depreciation)	6.0	2.0	1.4

End of period assets	$135.7	$134.6	$134.0

Total Excluding Mathematical/Quantitative & Money Markets
Beginning of period assets	$120.0	$121.4	$119.9
Sales	1.6	2.0	1.4
Redemptions	5.7	5.1	3.8

Net Sales (redemptions)	(4.1)	(3.1)	(2.4)
Market appreciation (depreciation)	5.5	1.6	1.1

End of period assets	$121.4	$119.9	$118.6

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